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Exhibit 10.4

[LOGO]	480 S. Holly Street. Suite 5 Denver, Colorado 80246 Main: 303-316-8577 Toll Free: 800-313-2234 Fax: 303-316-9004 www.v3s.com

EMPLOYMENT AGREEMENT BETWEEN
VITACUBE SYSTEMS HOLDINGS, INC. AND TIM TRANSTRUM

        This Employment Agreement ("the Agreement") between VitaCube Systems Holdings, Inc. and Timothy F. Transtrum ("Employee") entered effective as of the 1st day of February 2004 ("Effective Date"), sets forth the terms which shall govern the employment of Employee with VitaCube Systems Holdings, Inc. ("Employer" or the "Company").

1.    EMPLOYMENT.

          (a)   Employer agrees to employ Employee, and Employee agrees to be employed by Employer, as Chief Operating Officer for the term of four years commencing on the date of hire. Employee's job title and description may be amended from time to time by the Company's President. Employee hereby accepts employment by the Company and agrees diligently and faithfully to perform his duties pursuant to this Agreement on a full time basis.

          (b)   Employee will devote his full business hours and energies to the business of the Employer to accomplish all duties reasonably assigned, and will devote his best efforts to advance the interests of the Employer. During the term of this Agreement, without the prior approval of the Company's President, Employee shall not be engaged in any other business activity, whether or not pursued for gain, profit or other pecuniary advantage, which may interfere with his duties under this Agreement. Employer however understands that Employee will maintain ownership in Employee's current consulting practice. Employee once fully employed by the Company will eliminate direct involvement with his former client activities, however will continue in a Board of Directors position and will maintain an advisory role with partners and/or subcontractors who will service these former clients.

          (c)   Employee's duties shall include: management of operations of the Company, marketing and strategic planning for the Company, supervision and direction of employees, and all other duties necessary to perform the foregoing responsibilities. Employee will have the authority to perform and execute the necessary actions to implement the operational initiatives set by the Employee and the Companies directors.

          (d)   EMPLOYEE ACKNOWLEDGES AND THE PARTIES AGREE THAT EMPLOYEE IS ONE OF THE COMPANY'S EXECUTIVE AND MANAGEMENT PERSONNEL AND THAT THE CONFIDENTIALITY AND NON-SOLICITATION COVENANTS AND PROVISIONS CONTAINED IN THIS AGREEMENT ARE FULLY ENFORCEABLE AGAINST HIM.

2.    COMPENSATION.

          (a)   Employee will receive as compensation for all responsibilities a salary beginning at $110,000.00 per year, payable according to the salary schedule of Employer. It is understood that the beginning salary of $110,000 is a start-up base salary that will be adjusted as the Company continues to grow as provided below.

    i.
    Employee salary shall be increased as monthly sales (gross sales of all divisions less discounts) increase per the table below:

Monthly Gross Sales	Monthly Increase	Monthly Salary	Annualized
$100,000.00	$833.00	$10,000.00	$120,000.00
$200,000.00	$833.00	$10,833.00	$130,000.00
$350,000.00	$833.00	$11,667.00	$140,000.00
$500,000.00	$833.00	$12,500.00	$150,000.00
$650,000.00	$833.00	$13,333.00	$160,000.00
    ii.
    Employer agrees to make available to Employee consolidated monthly sales detail in order to monitor the timing of the salary increases;

    iii.
    Once the average sales of any two consecutive months meet or exceed the specified gross sales benchmarks stipulated in the above table, Company's President will notify payroll of the appropriate increase to Employee's salary to begin the first pay period following the second of the two consecutive months;

    iv.
    Should the average sales of any two (2) consecutive months increase beyond two or more benchmarks in any rolling two (2) consecutive month period, all applicable salary increases will become effective beginning the first pay period following the second of the two consecutive months;

    v.
    Once Employee salary has been appropriately increased, Employee's salary shall remain at that level and not decrease should sales in subsequent months drop below the benchmark;

    vi.
    Once sales increase beyond the benchmarks stipulated in the above table for two consecutive months, Employee's salary shall be reviewed annually.

          (b)   Pursuant to the commitment made by Employer at the commencement of Employee's employment (February 1st, 2004), Employee also shall receive, pursuant to the terms of Employer's 2003 Stock Incentive Plan (the "ISOP"), options (the "Options") to purchase, at a price of $1.00 per share, an aggregate of 250,000 shares of Employer's common stock. Pursuant to the ISOP, the grant of the Options shall be effective the date of Employee's employment. The Options shall vest, effective on December 31, in equal amounts over a four year period, such that Employer shall receive the right to purchase 62,500 shares, commencing December 31, 2004.

3.    DEDUCTIONS.    To the extent required by law, all compensation the Company pays Employee is subject to federal, state, and municipal withholding requirements, any applicable occupational privilege tax and any court ordered deductions such as garnishments. Compensation may also be reduced by deductions the Employee authorizes for insurance, 401(k) contributions, and other similar purposes.

        The Employee's final paycheck will be reduced by the amount of any lawful charge or indebtedness the Employee owes the Company.

4.    BONUSES.    Employer intends to initiate an incentive executive bonus plan. Employee will aid the Board of Directors in developing performance and discretionary bonus plans in which the Employee shall participate. Employer has advised that the Employee Bonus program will have a target maximum payout of 30% of the then base salary of all eligible employees, including Employee, and that the Bonus program will be initiated when the Company's average gross monthly sales reach $300,000.00 (the estimated break-even point) over any two (2) consecutive months, with the bonus to be measured monthly and paid quarterly. The standards to be considered as criteria for the Bonus program shall include, but are not limited to, the following:

  a.
  Growth—indirect impact of high service levels on growth; up to a specific % of the growth over previous monthly high sales mark

  b.
  Profitability—performance against plan/budget; up to a specific % of the amounts exceeding established monthly profitability targets

  c.
  Retention—direct impact of returning customers; specific dollar amount for every customer retained above the industry average

Both parties agree to work together in good faith to initiate the incentive executive bonus plan as stipulated and intended above. Employee acknowledges that the final form of bonus plan is subject to approval by the board.

5.    BENEFITS.    Employee will be entitled to participate in any and all benefit plans, including health insurance, provided to other senior executive employees.

  a.
  Employer shall provide a company car to Employee when monthly gross sales reach $150,000.00; this will be provided through a Company-paid lease not to exceed $500 per month for a car chosen by Employee which meets the make, model, style and appearance fitting the position and the Company's image.

  b.
  Company will maintain director/officer liability insurance at all times during the term of Employee's employment and Employee will be notified of any change to the insurance policy prior to the change being made.

  c.
  Employee shall be entitled to four (4) weeks of paid vacation each year, with such vacation to be scheduled and taken in accordance with the Company's standard vacation policies applicable to such personnel. In addition, Employee shall be entitled to such sick leave and holidays at full pay in accordance with the Company's policies established and in effect from time to time.

6.    EXPENSES.    Employee shall be promptly reimbursed for all expenses reasonably and necessarily incurred by him in the performance of his duties under this Agreement upon prior approval for all such expenses in excess of $250 and subsequent presentation of proof of such expenses in a form acceptable to the Company. In addition, the Company shall pay the expenses reasonably incurred by Employee in connection with a cellular telephone and a home high-speed digital telephone/internet connection.

7.    CONFIDENTIAL INFORMATION.

          (a)   Employee recognizes and acknowledges that he will have access to, become acquainted with, and obtain certain confidential and proprietary information of the Employer, and that such information constitutes valuable, special and unique property of the Employer. Employee acknowledges and agrees that such information shall include, but is not limited to, trade secrets, know-how, formulas, ingredients, inventions, techniques, processes, computer programs, schematics, data, designs, financial information, studies, supply contracts, formulations, strategic and marketing plans and data, sales and marketing plans, nutritional and fitness plans, and vendor and customer lists. Employee will not disclose any of such confidential, proprietary or trade secret information except as is necessary to perform his duties for the Employer. Employee further agrees that he will not at any time use any of such confidential information in competing with Employer. Employee further agrees that he shall maintain, at all times, the Employer's confidential, proprietary and trade secret information in a confidential manner and protect it from disclosure to any person who is not subject to a Confidentiality Agreement with the Employer.

          (b)   In the event of a breach or threatened breach by Employee of this Section, Employee agrees that irreparable harm would come to Employer under such circumstances, and that, in such event, Employer's remedy at law for such a breach or threatened breach would be inadequate and that Employer shall be entitled at its election, to injunctive relief, without the necessity of posting bond therefore, against such breach or threatened breach and to specific performance of this Agreement, in addition to any other remedies at law or in equity available to Employer for such breach or threatened breach, including the recovery of damages, court costs, and attorneys' fees.

          (c)   The restrictions and obligations in the preceding subparagraphs (a) and (b) shall survive for three (3) years past the termination of this Agreement and the termination of Employee's employment by Company.

8.    OWNERSHIP AND ASSIGNMENT OF PROPRIETARY INFORMATION.    Upon termination of Employee's employment with Employer or at Employer's request, Employee shall promptly deliver to Employer all documents, material and property in Employee's possession or control (such as drawings, notebooks, reports, sketches, records, fitness and nutritional plans, computer programs, and the like) whether delivered to Employee or made by Employee in the performance of services for Employer, relating in any way to Employee's employment and the business activities of Employer, and containing any data or information whatsoever, whether or not it is confidential. Employee further agrees that Employer is the sole owner of any formulas, information technology, processes, or other property rights created by Employee in the performance of services for Employer, including but not limited to, the right to use, sell, license or otherwise transfer to exploit the formulas, information technology, processes and other property rights and the right to make such changes in them and the uses thereof as Employer may from time to time determine. Employee hereby assigns to Employer, without further consideration, Employee's entire right, title, and interest worldwide, free and clear of all encumbrances, in and to all material, designs, and other property created for Employer by Employee pursuant to his employment during the term of this Agreement, all of which property shall be the sole property of Employer. Employee also agrees to cooperate with Employer both during and after the term of performance of this Agreement, in evidencing, maintaining, defending, obtaining and enforcing patents, trademarks, copyrights and other protection of Employer's right to formulas, processes and other property rights created pursuant to this Agreement. In the event Employer is unable for any reason to secure Employee's signature to any lawful and necessary documents required to apply for or execute any patent, trademark, copyright or other applications with respect to any property for which such an application may be presented (including improvements, renewals, extensions, continuations, divisions or continuations in part thereof), Employee hereby irrevocably designates and appoints Employer and its duly authorized officers and agents as his agent and attorney-in-fact to act for and in his behalf and instead of Employee, to execute and file such application and to do all otherwise lawfully permitted acts to further the prosecution and issuance of patents, trademarks, copyrights, and other rights with the same legal force and effect as if executed by Employee.

9.    TERMINATION.    The employment relationship established herein is "at will" and shall continue so until terminated by fourteen (14) days written advance notice to the Employer or the Employee, unless the Employee is terminated by the Employer for "just cause." The confidentiality provisions of Section 7 shall remain in full force and effect following termination of Employee's employment with Employer.

          (a)   For Cause. If the Employee is terminated for "just cause," the Employer will give the Employee one (1) day written advance notice. For all purposes under this Agreement, "just cause" shall mean (i) willful failure or unjustifiable neglect by the Employee to substantially perform his duties hereunder after written notice to Employee and subsequent failure to perform within five (5) days, (ii) a willful act by the Employee which constitutes gross misconduct, (iii) a willful breach by the Employee of a material provision of this Agreement, or (iv) a material and willful violation of a federal or state law or regulation applicable to the business of the Company or its status as a public company. The obligations and agreements of the Employee to the Employer shall survive the termination of the employment relationship as provided by this Agreement.

          (b)   Without Cause. In the event that the Employee is terminated without cause, Employee is entitled to receive six (6) months salary and all accrued earnings, payable over six (6) equal monthly installments, and 50% of Employees un-vested options would vest immediately, and Employee has the right to exercise all vested options pursuant to Employer's 2003 ISOP. "All accrued earnings" is defined here to include any and all compensation (salary, performance bonus, discretionary bonus, profit sharing, unused vacation, and other earnings which may come into effect in the future) which Employee has earned and to which he is entitled which have not yet been disbursed by Employer.

          (c)   Resignation. (i) In the event that Employee terminates his employment after one (1) year from the commencement of employment, Employee is entitled to receive two (2) months salary and all accrued earnings as defined above, payable over two (2) equal monthly installments, and the right to exercise all vested options pursuant to Employer's 2003 ISOP; however, (ii) if Employee terminates his employment in less than one year from the commencement of employment, Employee will not receive salary or bonuses not earned as of the date of resignation.

          (d)   Change of Control or Dissolution. (i) This Agreement shall not be terminated by the voluntary or involuntary dissolution of the Company resulting from a "change of control," as defined below. In the event of any such "change of control," the Company's rights hereunder shall be assigned to the surviving or resulting company, which company shall then honor this Agreement with Employee.

          (ii)   Notwithstanding the foregoing or any other provision of this Agreement, should a "change of control" occur, Employee, at his sole option and discretion, may terminate his employment under this Agreement at any time within one (1) year after such "change of control" upon fourteen (14) days written notice.

          (iii)  In the event of such termination by Employee, the Company shall pay to Employee two (2) months salary for each full year of employment with Company, up to a maximum of six (6) months salary, and all accrued earnings as defined above, payable in equal monthly installments, and all of Employees un-vested options would vest immediately pursuant to Employer's 2003 ISOP.

          (iv)  For purposes of this Section 9 (d), a "change in control" means: (i) the acquisition, without the approval of the Company's board of directors, by any person or entity, other than the Company or a "related entity," of more than twenty percent (20%) of the outstanding shares of the Company's voting common stock through a tender offer, exchange offer, or otherwise; or (ii) the liquidation or dissolution of the Company following a sale or other disposition of all or substantially all of its assets; a merger of consolidation involving the Company which results in the Company not being the surviving parent corporation. A related entity is the parent, a subsidiary, or any employee benefit plan (including a trust forming a part of such a plan) maintained by the Company, its parent, or a subsidiary.

10.    SEVERABILITY.    The provisions of this Agreement are severable. The invalidity of any provision shall not affect the validity of any other provision. A Court or other tribunal is required upon a finding of invalidity of any provision of Section 7 to enforce the remainder of the invalid Sections or interpret the language to fully comply and satisfy the parties' interest.

11.    WAIVER.    No waiver of any of the provisions of this Agreement shall be deemed or constitute, a waiver of any other provision, whether or not similar, nor shall said waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

12.    NOTICES.    All notices required or permitted to be given hereunder shall be in writing and shall be deemed effective when personally delivered or, if mailed, when deposited in the U.S. Mail, postage prepaid, registered or certified, return receipt requested. Unless changed by written notice given to a party by the other, such notices shall be given to the Employer at the following address:

VitaCube Systems, Inc. 480 South Holly Street, Suite 5 Denver, Colorado 80246 Attention: Mr. Sanford D. Greenberg

and such notices shall be given to Employee at the following address:

Timothy F. Transtrum 1720 Whitehall Drive Longmont, CO 80501

13.    ASSIGNABILITY.    The duties and obligations of Employee under this Agreement are personal unto him and may not be assigned or otherwise transferred, in whole or in part, by Employee, but rights of Employee under this Agreement shall inure to the benefit of Employee. Employer may assign this Agreement, or any benefit, duty or obligation thereof hereunder.

14.    APPLICABLE LAW.    The terms and conditions of this Agreement shall be construed under, governed by and enforced in accordance with the laws of the State of Colorado.

15.    ENTIRE AGREEMENT; AMENDMENT.    This Agreement constitutes the entire Agreement between the parties and supersedes any and all prior agreements, either oral or written, between the parties hereto with respect thereto. Any modifications to this Agreement must be made in writing and signed by both parties.

16.    ARBITRATION.    Any dispute relating to this Agreement, or to the Breach of this Agreement, except such as may concern Section 7, arising between the Employer and Employee, shall be settled by arbitration in accordance with the commercial arbitration rules of the American Arbitration Association ("AAA"), which arbitration may be initiated by any party hereto by written notice to the other of such party's desire to arbitrate the dispute. The arbitration proceedings shall take place in Denver, Colorado, and shall be administered by AAA. Any arbitration under this Agreement shall be governed by Colorado's Uniform Arbitration Act of 1975, C.R.S. §13-22-201 et seq. as amended. Employer's right to equitable relief set forth in Section 9 may be brought and enforced in any court of competent jurisdiction. Employee agrees and consents to the District Court of the City and County of Denver, State of Colorado, having jurisdiction over any such dispute.

        IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year written above.

EMPLOYER:
VITACUBE SYSTEMS, INC.
By:	/s/ SANFORD D. GREENBERG
Sanford D. Greenberg, President
Date:
EMPLOYEE:
/s/ TIMOTHY F. TRANSTRUM
Timothy F. Transtrum
Date:

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EMPLOYMENT AGREEMENT BETWEEN VITACUBE SYSTEMS HOLDINGS, INC. AND TIM TRANSTRUM